SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                                JOHNSON & JOHNSON
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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


JOHNSON AND JOHNSON
[LOGO]


Notice of Annual Meeting
and Proxy Statement

                                                                  March 12, 1997


     The Annual Meeting of the Shareowners of Johnson & Johnson will be held on April 24, 1997 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

     1.   Elect directors;

     2. Consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors; and

     3. Transact such other business, including action on a shareowner proposal, as may properly come before the meeting.

     Shareowners are cordially invited to attend the meeting. If you are a shareowner of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a shareowner whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.


                                             By order of the Board of Directors,


                                                     PETER S. GALLOWAY

                                                          Secretary


                     ---------------------------------------
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE
                     ---------------------------------------

                               GENERAL INFORMATION

     SHAREOWNERS ENTITLED TO VOTE. Holders of shares of the Common Stock of the Company of record at the close of business on February 25, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareowners and at any and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 1,333,553,480 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareowners requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the shareowners on or about March 12, 1997 concurrently with the mailing of the Company's 1996 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson & Company, Inc. to aid in the solicitation of brokers, banks, institutional and other shareowners for a fee of approximately $11,500. All costs of the solicitation of proxies will be borne by the Company. Shareowners who execute proxies may revoke them at any time before they are voted by executing a later dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. On the accompanying proxy a shareowner may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     PRINCIPAL SHAREOWNER. As of January 31, 1997, The Robert Wood Johnson Foundation, located at Princeton Forrestal Center, Plainsboro Township, New Jersey, was the only shareowner known to the Company to have the power to vote or to direct the voting and/or the power to dispose or to direct the disposition of more than 5% of the Company's outstanding Common Stock. On that date the Foundation was the holder of 71,657,994 shares (5.4%) of the Company's outstanding Common Stock.

     SHAREOWNER PROPOSALS. To be included in the Board of Directors' proxy statement for the 1998 Annual Meeting of Shareowners, a shareowner proposal must be received by the Company on or before November 11, 1997. Proposals should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                              ELECTION OF DIRECTORS

     NOMINEES. There are 14 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

     All of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company. In accordance with the Board's policy on retirement of directors, Dr. James W. Black is not standing for re-election.


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     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

                        GERARD N. BURROW, M.D., Dean of the Yale University School of Medicine.

                        Dr. Burrow, 64, was elected to the Board of Directors in 1993 and is a member of the Benefits Committee and the Science and Technology Advisory Committee. He was named to his present position at the Yale Medical School in 1992 following service since 1988 as Vice Chancellor for
[PHOTO] health sciences and Dean of the University of California, San Diego School of Medicine. He previously served as a Professor and Chairman of the Department of Medicine at the University of Toronto and as Physician-in-Chief at Toronto General Hospital following earlier work in medical education, research and clinical practice. Dr. Burrow is a member of the Institute of Medicine of the National Academy of Sciences, the Society for Clinical Investigation and a Fellow of the American Association for the Advancement of Science.

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                        JOAN GANZ COONEY, Chairman, Executive Committee,
                        Children's Television Workshop.

                        Mrs. Cooney, 67, was elected to the Board of Directors in 1978 and is a member of the Compensation Committee and the Benefits Committee. She co-founded the Children's Television Workshop as its Executive Director in 1968 and was named its President-CEO in 1970 and
[PHOTO] Chairman-CEO in 1988. She assumed her present responsibilities in 1990. The Workshop's activities include production of the well-known children's educational television programs Sesame Street, 3-2-1 Contact and Square One T.V. and Ghostwriter. Mrs. Cooney is a Director of Metropolitan Life Insurance Company, the Museum of Television and Radio and The Columbia Presbyterian Medical Center of New York, as well as a Trustee of the Educational Broadcasting Corporation (Channel 13/WNET, New York City) and the National Child Labor Committee.

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                        JAMES G. CULLEN, Vice Chairman, Bell Atlantic
                        Corporation.

                        Mr. Cullen, 54, was elected to the Board of Directors in September 1995 and is a member of the Compensation
[PHOTO] Committee and the Audit Committee. Mr. Cullen assumed his present position with Bell Atlantic Corporation in February, 1995 after having been President since February of 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Prudential Life Insurance Company.


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


                        PHILIP M. HAWLEY, Retired Chairman of the Board and Chief Executive Officer, The Broadway Stores, Inc.; Chairman of the Board and Chief Executive Officer, Krause Furniture, Inc.

                        Mr. Hawley, 71, was elected to the Board of Directors in
[PHOTO] 1988 and is a member of the Compensation Committee and the Benefits Committee. He served as Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) from 1983 to his retirement in 1993. In August of 1996 he became Chairman of the Board and Chief Executive Officer of Krause Furniture, Inc. Mr. Hawley is also a Director of Atlantic Richfield Company and Weyerhaeuser Company. He is a member of the Conference Board and a member of The Business Council.

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                        CLARK H. JOHNSON, CMA, Member, Executive Committee; Vice
                        President, Finance.

                        Mr. Johnson, 61, was elected to the Board of Directors in 1988. He was named Chief Financial Officer in 1988 after having been General Controller since 1977. Mr.
[PHOTO] Johnson joined Johnson & Johnson in 1953 and held a variety of financial positions with several affiliated companies before being named Assistant Corporate Controller of Johnson & Johnson in 1975 and General Controller in 1977. Mr. Johnson serves as a Trustee of Fairleigh Dickinson University and as President-elect of the Institute of Management Accountants. He served as Chairman of the Institute of Certified Management Accountants and as a Trustee of the Financial Accounting Foundation.

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                        ANN DIBBLE JORDAN, Former Director, Social Services
                        Department, Chicago Lying-In Hospital, University of Chicago Medical Center.

                        Mrs. Jordan, 62, was elected to the Board of Directors in 1981 and is a member of the Audit Committee and the Public Policy Advisory Committee. She assumed her
[PHOTO] previous responsibilities at Chicago Lying-In Hospital in 1970 after having served as a Caseworker and then a Senior Caseworker at the University of Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service Administration. She is a Director of Automatic Data Processing, The Hechinger Company, Salant Corporation and Travelers Inc. Mrs. Jordan is a Director of The Phillips Collection, The Child Welfare League and of the National Symphony Orchestra.

                        ARNOLD G. LANGBO, Chairman of the Board and Chief Executive Officer, Kellogg Company.

                        Mr. Langbo, 59, was elected to the Board of Directors in 1991 and is a member of the Audit Committee and the Compensation Committee. Mr. Langbo assumed his present position with Kellogg Company in January of 1992 after
[PHOTO] having been President and Chief Operating Officer since December of 1990. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Kellogg Company and Whirlpool Corporation. He is also a member of the Advisory Board of the J. L. Kellogg Graduate School of Management at Northwestern University and Chairman of the Board of Trustees of Albion College.

--------------------------------------------------------------------------------

                        RALPH S. LARSEN, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee.

                        Mr. Larsen, 58, was elected to the Board of Directors in 1987 and appointed to the Executive Committee in 1986. He assumed his present responsibilities in 1989. He joined the Company in 1962 as a manufacturing trainee with Johnson & Johnson Products, Inc. and was named Vice
[PHOTO] President of Marketing for the McNeil Consumer Products Company in 1980. He left Johnson & Johnson for two years as President of Becton Dickinson's Consumer Products Division and returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Mr. Larsen was appointed Company Group Chairman in 1986 before being appointed Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee later in 1986. Mr. Larsen is a Director of Xerox Corporation, The New York Stock Exchange and AT&T Corp. He is also a Member of The Business Council and the Policy Committee of The Business Roundtable. He serves on the Board of the United Way of Tri-State.

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                        JOHN S. MAYO, PH.D., President Emeritus, AT&T Bell
                        Laboratories.

                        Dr. Mayo, 67, was elected to the Board of Directors in 1986 and is a member of the Science and Technology Advisory Committee and Chairman of the Public Policy Advisory Committee. He became President of AT&T Bell Laboratories in 1991 after having served as Vice President of Electronics Technology, Executive Vice President of Network Systems and Senior Vice President, Network Systems and Network Services. He became
[PHOTO] President Emeritus in 1995. Dr. Mayo is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronic Engineers. He is a member of the Boards of Trustees of Polytechnic University (Emeritus), the Liberty Science Center (Chairman), and the Kenan Institute for Engineering, Technology and Science, and served on the Board of Overseers for the New Jersey Institute of Technology, and the Board of Directors of the National Engineering Consortium, Inc. Dr. Mayo was awarded the National Medal of Technology in 1990, the Industrial Research Institute Medal in 1992, the Navy League New York Council Roosevelts Gold Medal for Science in 1993 and the State of North Carolina Award in 1995.

                        THOMAS S. MURPHY, Former Chairman of the Board and Chief Executive Officer, Capital Cities/ABC, Inc.

                        Mr. Murphy, 71, was elected to the Board of Directors in 1980 and is Chairman of the Compensation Committee. He joined Capital Cities when it was founded in 1954 and served as Chairman and Chief Executive Officer from 1966 until its acquisition by The Walt Disney Company in
[PHOTO] February 1996. From June 1990 to February 1994 he served as Chairman of the Board, only. Capital Cities/ABC operates the ABC Television Network and eight affiliated television stations, radio networks and radio stations; provides programming for cable television; is partnered with international broadcasters in program production and distribution ventures as well as broadcast and cable television services overseas; and publishes daily and weekly newspapers and trade publications. Mr. Murphy is a Director of The Walt Disney Company and Texaco Inc. He is Chairman of the New York University Medical Center Board and a member of the Board of Overseers of Harvard College.

--------------------------------------------------------------------------------

                        PAUL J. RIZZO, Retired Vice Chairman, International Business Machines Corporation.

                        Mr. Rizzo, 69, was elected to the Board of Directors in 1982 and is Chairman of the Benefits Committee and a member of the Audit Committee. He first retired from
[PHOTO] International Business Machines Corporation as Vice Chairman in 1987, and became Dean of the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill. He returned to International Business Machines Corporation in 1993 as Vice Chairman and retired from that position in 1994. He is a partner in Franklin St. Partners, an investment firm. Mr. Rizzo is a director of The McGraw-Hill Companies, Inc., Ryder Systems. Inc. and the Morgan Stanley Group.

--------------------------------------------------------------------------------

                        MAXINE F. SINGER, PH.D., President of the Carnegie Institution of Washington.

                        Dr. Singer, 66, was elected to the Board of Directors in 1991 and is a member of the Science and Technology Advisory Committee and the Public Policy Advisory
[PHOTO] Committee. Dr. Singer became President of the Carnegie Institution of Washington in 1988 after serving for over thirty years at the National Institutes of Health where she advanced to be Chief of the Laboratory of Biochemistry at NIH's National Cancer Institute. Dr. Singer is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences and the Governing Board of the Weizmann Institute of Science.

                        ROGER B. SMITH, Retired Chairman of the Board and Chief Executive Officer, General Motors Corporation.

[PHOTO] Mr. Smith, 71, was elected to the Board of Directors in 1985 and is Chairman of the Audit Committee and a member of the Benefits Committee. He retired as Chairman of General Motors Corporation in 1990. He is a member of the Business Council and serves as a Trustee of the Alfred P. Sloan Foundation. Mr. Smith also serves on the Board of Directors of International Paper Company.

--------------------------------------------------------------------------------

                        ROBERT N. WILSON, Vice Chairman, Board of Directors and Vice Chairman, Executive Committee.

                        Mr. Wilson, 56, was elected to the Board of Directors in 1986. He joined the Company in 1964, served in several sales and marketing management positions and was
[PHOTO] appointed Company Group Chairman in 1981 and appointed to the Executive Committee in 1983. He was appointed Chairman of a Sector Operating Committee in 1985 and was appointed Vice Chairman of the Board of Directors in 1989. He assumed his expanded responsibilities as Vice Chairman of the Executive Committee in 1994. Mr. Wilson is also a Director of U.S. Trust Corporation and Amerada Hess Corporation.

STOCK OWNERSHIP/CONTROL

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each nominee for director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company's outstanding shares, except as described below. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Larsen and Wilson "control" an additional 10,425,828 shares of the Company's stock in which they have no economic interest. In addition to such shares, the directors and executive officers as a group own/control a total of 1,738,125 shares, the aggregate of 12,163,953 shares representing approximately 1% of the shares outstanding. All stock ownership is as of January 31, 1997.

                                               Number of Common     Shares Under
                                                    Shares           Exercisable
Name                                                (1)(2)           Options (3)
----                                             ------------       ------------
Gerard N. Burrow ...........................         6,163
Joan Ganz Cooney ...........................        10,473
James G. Cullen ............................         2,348
George S. Frazza ...........................       359,492              253,580
Ronald G. Gelbman ..........................        75,394              176,880
Philip M. Hawley ...........................         7,744
Clark H. Johnson ...........................        87,444              285,740
Ann Dibble Jordan ..........................         8,011
Arnold G. Langbo ...........................        10,773
Ralph S. Larsen ............................       294,059              899,260
John S. Mayo ...............................        40,667
Thomas S. Murphy ...........................       127,403
Paul J. Rizzo ..............................        70,068
Maxine F. Singer ...........................        15,335
Roger B. Smith .............................        43,019
Robert N. Wilson ...........................       464,884              515,520

All directors and executive
officers as a group (21),
including those named above ................     1,738,125            2,640,880

----------

(1) Includes an aggregate of 256,745 Common Stock equivalent units credited to nonemployee nominees under the Deferred Fee Plan for Nonemployee Directors and an aggregate of 1,580 Common Stock equivalent units credited to the named executive officers (1,597 units to all directors and executive officers as a group) under the Executive Income Deferral Plan.

(2) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement.

(3) Includes shares under options exercisable on January 31, 1997 and options which become exercisable within 60 days thereafter.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of Company Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $65,000 for his or her services as director. Of such annual fee, $20,000 is required to be deferred in Common Stock equivalent units under the Deferred Fee Plan for Nonemployee Directors until termination of his or her directorship. Commencing January 1, 1997, Directors also receive non-retainer equity compensation each year in the form of a stock option grant. The number of options granted is determined


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


annually and is currently 1,100 shares per person. In addition, directors receive $5,000 for service on a committee of the Board of Directors, or $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. A director may elect to defer payment of all or a part of the fees until, or beyond, termination of his or her directorship. Deferred fees (other than the required deferral referred to above) may earn additional amounts based either on the increase in value of units under the Certificate of Extra Compensation Program or on a hypothetical investment in the Company's Common Stock up to the time of termination of his/her directorship. Deferred fees beyond termination of directorship can only earn additional amounts based on a hypothetical investment in the Company's Common Stock. All Common Stock equivalent units held in each nonemployee director's Deferred Fee Account receive dividend equivalents.

     During the last fiscal year the Board of Directors met seven times. Each director attended at least 75% of the total meetings of the Board of Directors and the committees on which they served.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors has no standing Nominating Committee; however, the Board of Directors serves as a Nominating Committee of the whole. The Board considers suggestions from many sources, including shareowners, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

     The members of the Audit Committee are Mr. Cullen, Mrs. Jordan, Mr. Langbo, Mr. Rizzo and Mr. Smith (Chairman). The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met three times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Cullen, Mr. Hawley, Mr. Langbo and Mr. Murphy (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Wilson (Vice Chairman), Deyo (Vice President, Administration) and Johnson (Vice President, Finance) which determines management and executive compensation and establishes fringe benefit and other compensation policies. The compensation of the members of the Executive Committee (which includes the members of the Management Compensation Committee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. During the last fiscal year there were three meetings of the Compensation Committee.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                       COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is comprised entirely of nonemployee, independent members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and members of the Executive Committee.

              JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing, growth companies similar to Johnson & Johnson. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its stockholders. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Shareowner Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical and professional health care fields with comparable sales volumes and above average EPS growth rates and financial strength. These companies include those in the Standard & Poor's Diversified Health Care Index referred to in the Shareowner Return Performance Graph which meet these criteria.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. Shareowner Value is measured as the increase in stock price plus dividend return over a five year period. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's shareowners over the long term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is Corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgement in evaluating these factors and in determining appropriate compensation.

     A discussion of 1996 performance reviewed by the Compensation Committee can be found under "Decisions on 1996 Compensation".

                    JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

BASE SALARY

     The Base Salary for all employees exempt from the Fair Labor Standards Act
(FLSA), which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Mar?ket Parity, the Company targets to pay base salaries which are, overall, at the median of the select group of premium companies referred to above.

     These guidelines are set each year and vary from year-to-year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 1996 was 4.0% for merit increases plus 1% for market parity and 1% for promotion adjustments. The domestic salary guideline for 1997 has been set at 4.0% for merit increases plus 1% for market parity and 1% for promotion adjustments.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, Johnson & Johnson provides its executive officers with additional current compensation in the form of executive cash bonus and stock awards which is competitive with annual incentives provided by other companies in the premium community. No fixed weighting or formula is applied by the Compensation Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. The amounts of Awards to executive officers are determined by the Committee acting in its discretion subject to the maximum amounts specified in the Company's Executive Incentive Plan. Such determination, except in the case of the Award for the Chairman, is made after considering the recommendations of the Chairman and such other matters as the Committee deems relevant. The Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. For the Chief Executive Officer and other executive officers the amount of the total incentive is divided between cash and stock.

STOCK OPTIONS

     The Stock Option Plan is a long-term plan designed to link executive rewards with shareowner value over time. Johnson & Johnson's award practice is unique in comparison to other companies. Stock Option awards are not based on an annual value. They are designed around the concept of a "career multiple" of salary.

     Under a career multiple, awards are granted to maintain an executive's total option holdings at a specified multiple of salary. Option holdings are the sum of all unexpired option grants (i.e., less than 10 years old), valued at the market price on the original date of grant.

     When an executive becomes eligible, the appropriate option holdings multiple is determined based on the range available and performance. Once the performance based option multiple is determined, the value of that multiple is awarded in the first year of eligibility. In subsequent years, the executive's option value multiple is reassessed based upon the applicable range that year and performance. Additional grants are made, if necessary, to bring the executive's option holdings to the multiple of pay determined for that year. As a result, awards can, and typically do, vary significantly from year to year.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation Committee based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named Executive Officers, the Committee does not apply a mathematical formula which relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards generally occurs over a period of six years.

CERTIFICATES OF EXTRA COMPENSATION

     Certificates of Extra Compensation (CECs) provide deferred compensation which is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one half of the Company's net asset value and one half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to shareowners on a share of Johnson & Johnson Common Stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

DECISIONS ON 1996 COMPENSATION

     Johnson & Johnson's performance for the most recent five year period exceeded that of the premium community companies in all financial factors considered: Sales Growth, Shareowner Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product Flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     Mr. Larsen's compensation awards were made based upon the Compensation Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgement of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation Committee's judgement, compensation awards for 1996 were made at target.

     Mr. Larsen was awarded a salary increase for 1996 of 6.5% versus a 6.0% total performance guideline. The 1996 annual incentive for the Chief Executive Officer was paid approximately at target. Approximately one half of the annual incentive was provided in cash with the balance paid in Johnson & Johnson Common Stock. A Stock Option grant was awarded during 1996 to the Chief Executive Officer which maintains his holdings value at the target multiple of pay. A grant of Certificates of Extra Compensation was made to Mr. Larsen to maintain his 1997 accrual at the competitive target.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the "Act") and the final regulations interpreting the Act which have recently been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the Johnson & Johnson Stock Option Plans, as previously approved by shareowners, meet the requirements for deductibility under the Act. In order to permit the future deductibility of cash bonus and stock incentive awards for certain executive officers of the Company, the Committee and the Board of Directors have adopted an Executive Incentive Plan which was approved by shareowners. As a result, all bonus and stock awards qualify as performance based and are not subject to the tax deductibility limitation of Section 162(m). In addition, the Committee has approved the Executive Income Deferral Plan. Participation in the Plan is limited to Executive Committee Members and is voluntary. It allows an individual to elect to defer a portion of Base Salary, CEC Dividend Equivalents, and Cash Bonus Award. Accordingly, any amounts which would otherwise result in non-tax deductible compensation may be deferred under the Plan. As a result of the implementation of the Johnson & Johnson Executive Incentive Plan and elections made under the Executive Deferral Plan, no tax deduction will be lost as a result of Section 162(m) on compensation paid to Johnson & Johnson executives in 1997.

                                              Thomas S. Murphy, Chairman
                                              Joan G. Cooney
                                              James G. Cullen
                                              Philip M. Hawley
                                              Arnold G. Langbo

                       SHAREOWNER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareowner return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the period of five years commencing December 31, 1991 and ending December 31, 1996. The graph and table assume that $100 was invested on December 31, 1991 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index and that all dividends were reinvested. This data was furnished by Standard & Poor's Compustat Services, Inc.


                  -- GRAPHICAL REPRESENTATION OF DATA TABLE BELOW --

---------------------------------------------------------------------------------------------
                                1991       1992       1993       1994       1995       1996
---------------------------------------------------------------------------------------------
Johnson & Johnson              $100.00    $ 89.80    $ 81.69    $102.11    $162.47    $191.89
---------------------------------------------------------------------------------------------
S&P 500 Stock Index            $100.00    $107.62    $118.46    $120.03    $165.13    $203.05
---------------------------------------------------------------------------------------------
S&P Diversified Health Care    $100.00    $ 85.38    $ 81.37    $ 94.82    $140.68    $177.43
---------------------------------------------------------------------------------------------


                                         EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers") in all capacities in which they served:

                                       SUMMARY COMPENSATION TABLE

                                        Annual Compensation (1)          |   Long Term     |
                                ---------------------------------------  |  Compensation   |
      Name                                                     Other     |      Awards     |
       and                                                     Annual    |  -------------  |  All Other
    Principal                                                 Compen-    |     Options     |    Compen-
    Position            Year     Salary ($)     Bonus ($)     sation ($) |       (#)       |  sation ($)
    ---------           ----    ----------     ----------     ---------  |      ------     |  ----------
                                                   (2)           (3)     |                 |      (4)
R. S. Larsen            1996    $1,070,000     $1,001,900      $774,221  |      26,000     |    $48,150
Chairman/CEO            1995     1,005,000      1,135,931       534,456  |      51,000     |      6,750
                        1994       920,000        586,714       386,018  |      81,400     |      6,750
                                                                         |                 |
R. N. Wilson            1996    $  800,000     $  751,425      $787,782  |      23,000     |    $36,000
Vice Chairman           1995       750,000        873,069       541,788  |      44,200     |      6,750
                        1994       690,000        488,967       383,484  |      57,200     |      6,750
                                                                         |                 |
C. H. Johnson           1996    $  475,000     $  332,227      $400,713  |       3,000     |    $21,375
Vice President,         1995       437,500        457,000       342,280  |      35,000     |      6,750
Finance                 1994       395,000        247,087       271,233  |      27,400     |      6,750
                                                                         |                 |
G. S. Frazza            1996    $  475,000     $  332,227      $537,635  |           0     |    $21,375
Vice President,         1995       425,000        448,375       431,415  |      49,000     |      6,750
General Counsel         1994       350,000        214,484       320,629  |      36,200     |      6,750
                                                                         |                 |
R. G. Gelbman           1996    $  450,000     $  318,094      $274,723  |      15,000     |    $20,250
Worldwide Chairman      1995       390,000        407,500       168,873  |      27,400     |      6,750
Pharmaceuticals &       1994       343,625        329,909       129,983  |      78,400     |      6,750
Diagnostics Group                                                        |                 |

----------

(1)  Includes amounts paid and deferred.

(2)  Bonus amounts include both cash and stock awards.

(3)  Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC)
     Program (long term incentive plan).

(4)  Amount shown is the Company's matching contribution to the 401(k) Savings Plan and related supplemental plan.



STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the
Company's 1995 Stock Option Plan to the Named Officers during the Company's last fiscal year.

                                OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                             ------------------------------------------------------
                                Number of     % of Total
                               Securities       Options                                Grant Date
                               Underlying     Granted to    Exercise                     Present
                                 Options       Employees      Price      Expiration     Value(2)
       Name                  Granted (#)(1)     In 1996      ($/Sh)         Date           ($)
       ----                  --------------   -----------   --------     ----------    ----------
Ralph S. Larsen ..........       26,000           0.3%        $52.00       12/05/06      $349,440

Robert N. Wilson .........       23,000           0.3%        $52.00       12/05/06      $309,120

Clark H. Johnson .........        3,000           0.0%        $52.00       12/05/06      $ 40,320

George S. Frazza .........          --             --            --             --            --

Ronald G. Gelbman ........       15,000           0.2%        $52.00       12/05/06      $201,600

------------

(1)  The options were granted at an exercise price equal to the fair market value of the
     Company's Common Stock on the date of grant. The options become exercisable over a six year period in increments of 20% per year beginning with the second anniversary of the date of grant except for the options granted to Mr. R. S. Larsen, Mr. R. N. Wilson and Mr. C. H.
     Johnson which, like the vesting schedule for all executives in the Stock Option Plan over age 55, become exercisable over a four year period in increments of 40% beginning with the second anniversary of the date of grant and an additional 30% per year for each of the next two years. The grant date of the options was December 5, 1996.

(2)  Based on a grant date present value of $13.44 per option share which was derived using the
     Black-Scholes option pricing model in accordance with the rules and regulations of the
     Securities and Exchange Commission and is not intended to forecast future appreciation of the Company's stock price. The Black-Scholes model was used with the following assumptions:
     volatility of 18.24% based on a historical weekly average over seven years; dividend growth of 14.51%; risk free interest rate of 6.11% based on a U.S. Treasury Strip of seven years;
     and a seven year option life.



OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            Number of Securities          Value of Unexercised
                                                           Underlying Unexercised        In-the-Money Options at
                              Shares                     Options at Year End 1996(#)      Year End 1996 ($) (1)
                            Acquired On     Value        --------------------------    ---------------------------
        Name               Exercise (#)  Realized ($)    Exercisable  Unexercisable    Exercisable   Unexercisable
        ----               ------------  ------------    -----------  -------------    -----------   -------------
Ralph S. Larsen .........     64,800      $2,649,272        899,260      224,940       $31,504,373     $4,287,905
Robert N. Wilson ........     51,600      $1,964,132        515,520      303,080       $18,869,814     $5,419,452
Clark H. Johnson ........      8,400      $  333,060        285,740       83,060       $ 9,642,993     $1,453,761
George S. Frazza ........     15,700      $  676,064        253,580       96,220       $ 8,526,232     $1,594,050
Ronald G. Gelbman .......     24,000      $  932,928        176,880      142,320       $ 6,158,794     $2,722,884

------------

(1)  Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($50.50).



CERTIFICATE OF EXTRA COMPENSATION PROGRAM

     The following table provides information concerning awards made during the last fiscal year under the Company's Certificate of Extra Compensation (CEC) Program.

              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                     Estimated
                                    Number of     Period Until        Future
Name                                Units (#)        Payout         Payout ($)
----                                ---------        ------         ----------
                                                       (1)              (2)

Ralph S. Larsen ................    140,000                          $2,013,200
Robert N. Wilson ...............       --
Clark H. Johnson ...............       --
George S. Frazza ...............       --
Ronald G. Gelbman ..............     36,000                             517,680

----------

(1)  Awards are paid out upon retirement or other termination of employment.

(2) The value used is the value as of the end of the last fiscal year and was $14.38 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $14.38 per CEC unit. The cumulative number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $14.38 per unit value as of the end of the last fiscal year are: Mr. R. S. Larsen 752,400 CEC units ($10,819,512); Mr. R. N. Wilson 778,000 CEC units ($11,187,640); Mr. C. H.
Johnson 433,200 CEC units ($6,229,416); Mr. G. S. Frazza 580,000 CEC units ($8,340,400) and Mr. R. G. Gelbman 255,600 CEC units ($3,675,528).


RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S.
employees of the Company and designated subsidiaries on a non-contributory basis.

                                         PENSION PLAN TABLE

  Five Year
   Average                             Annual Benefits for Years of Service
   Covered        ----------------------------------------------------------------------------------
Compensation      15 Years      20 Years      25 Years      30 Years       35 Years        40 Years
------------      --------      --------      --------     ----------     ----------      ----------
 $  600,000       $146,800      $195,800      $244,700     $  293,600     $  342,600      $  391,500
    700,000        171,800       229,100       286,400        343,600        400,900         458,200
    800,000        196,800       262,400       328,000        393,600        459,300         524,900
    900,000        221,800       295,800       369,700        443,700        517,600         591,500
  1,000,000        246,800       329,100       411,400        493,700        575,900         658,200
  1,100,000        271,800       362,500       453,100        543,700        634,300         724,900
  1,300,000        321,800       429,100       536,400        643,700        751,000         858,300
  1,500,000        371,900       495,800       619,800        743,700        867,700         991,600
  1,700,000        421,900       562,500       703,100        843,700        984,400       1,125,000
  1,900,000        471,900       629,200       786,500        943,800      1,101,100       1,258,300
  2,100,000        521,900       695,900       869,800      1,043,800      1,217,700       1,391,700
  2,300,000        571,900       762,500       953,200      1,143,800      1,334,400       1,525,100


     Covered compensation includes regular annual earnings, dividend equivalents paid on non-vested CEC units, amounts paid under the Company's Achievement Award Program, amounts paid under the Company's Executive Incentive Plan and amounts deferred under the Company's Executive Income Deferral Plan. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is:
Mr. R. S. Larsen $1,895,445; Mr. R. N. Wilson $1,459,959; Mr. C. H. Johnson $798,828; Mr. G. S. Frazza $746,770; and Mr. R. G. Gelbman $692,193. The
approximate years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 33 years; Mr. R. N. Wilson 32 years; Mr. C. H. Johnson 40 years; Mr. G. S. Frazza 31 years; and Mr. R. G. Gelbman 25 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefit which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as the independent auditors for the Company and its subsidiaries for the fiscal year 1997. Shareowner ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareowners on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareowners during the meeting.

                  SHAREOWNER PROPOSAL ON MAQUILADORA OPERATIONS

     The following shareowner proposal has been submitted to the Company for action at the meeting by the Benedictine Resource Center, 3120 W. Ashby, San Antonio, Texas 78228, owner of 32,000 shares of the Company's common stock. Twelve other shareowners whose names, addresses and shareholdings will be supplied upon oral or written request to the Secretary of the Company have co-sponsored the proposal. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the shareowners is required for approval of a shareowner proposal. The text of the proposal is as follows:

REQUEST FOR REVIEW OF MAQUILADORA OPERATIONS

     WHEREAS, we believe U.S. companies have the responsibility wherever they do business to pay employees a living sustainable wage, enabling them to provide for themselves and their families.

     The economic crisis in Mexico, precipitated by the peso devaluation in December, 1994, has further undermined the purchasing power of maquiladora workers. Prior to the crisis, the average pay of a maquiladora worker was $30 to $50 for a 48 hour week. The 1995 inflation rate of over 50%, contributed to the dramatic decline in workers' purchasing power. We believe that the modest wage increases suggested by the Mexican government in 1995 and 1996 do not adequately address the workers' loss of purchasing power.

     A 1994 market basket study, using First Quarter, 1994 figures prior to the devaluation, reveals a maquiladora worker worked 69.0 minutes to purchase 5 lbs. of rice, 113.2 minutes for cooking oil (48 oz.), 87.0 minutes for 1 lb. of chicken, 142.9 minutes for a gallon of milk, and 69.8 minutes for one dozen eggs (Market Basket Survey, Ruth Rosenbaum, 1994).

     Pollution from the maquiladora industry is a bi-national problem which threatens the health of citizens both in Mexico and the United States. Hazardous waste pollutes rivers and aquifers and contaminates drinking water. Accidental chemical leaks from plants or transportation vehicles carrying hazardous materials impact both sides of the border.

     RESOLVED: The shareholders request the Board of Directors to initiate a review of our company's maquiladora operations, including the adequacy of wage levels and environmental standards and practices. A summary report of the review and recommendations for changes in policies, programs and practices in light of this review to be made available to shareholders within six months of the 1997 meeting.

                              SUPPORTING STATEMENT

     The proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating around the world, including Mexico. We believe corporations should protect the environment and pay sustainable community wages which are significantly higher than the marginal survival wages paid in the maquiladoras. We define a sustainable community wage as one that allows a worker to meet basic needs, set aside money for future purchases and earn enough discretionary income to participate in support of the development of small businesses in a local community (Market Basket Survey).

     It is essential that our company regularly review its environmental performance, as well as its wages and benefits policies, including average wages paid to employees, how these compare to the local cost of living and poverty level, and the level of profit sharing with employees (required by Mexican law). We propose that the reviews utilize an ongoing Purchasing Power Index study to determine a sustainable community level salary. Our company should consider additional ways to support environmentally sound sustainable development in the communities where it operates.

           MANAGEMENT'S STATEMENT IN OPPOSITION TO SHAREOWNER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The workers at our maquiladora operations in Mexico are valued and productive members of the Johnson & Johnson worldwide group of employees. They are treated with the same concern for their personal well being and individual fulfillment as are other members in the United States and around the world. Besides providing a clean, safe work place, our companies in the maquiladora facilities provide health, nutritional and transportation services to meet the special needs of the people. In addition, we are deeply involved in community programs that include support for improved housing, health, medical care and education. Our work places do not harm the environment and all materials and waste products are disposed of safely and efficiently.

     Management in our maquiladora operations regularly measures and assesses compensation and benefits relative to the competition and local markets. We do not think that conducting a special "market basket study" comparing Mexican wages and costs of living with U.S. standards and reporting its resultsto shareowners is necessary or appropriate. As the bulk of our maquiladora operations could not economically function in the U.S., the alternative would be exiting those businesses altogether or seeking another country elsewhere in the world.

     IT IS, THEREFORE, RECOMMENDED THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

                                  OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                              [Johnson & Johnson]
                                     [LOGO]





                                    NOTICE OF

                                   1997 ANNUAL

                                   MEETING AND

                                      PROXY

                                    STATEMENT

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 13 contains a description in tabular form of a graph entitled "Stockholder Return Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Diversified Health Care Index for the period of five years commencing December 31, 1991 and ending December 31, 1996, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                               JOHNSON & JOHNSON

               Proxy Solicited by the Board of Directors for the
                Annual Meeting of Shareowners on April 24, 1997


        The undersigned hereby appoints R.S. Fine, C.H. Johnson and R.N.
        Wilson and each or any of them as proxies, with full power of
 P      substitution and revocation, to represent the undersigned and to vote
 R      all shares of the Common Stock of Johnson & Johnson which the
 O      undersigned is entitled to vote at the Annual Meeting of Shareowners
 X      of the Company to be held on April 24, 1997 at 10:00 a.m. at the Hyatt
 Y Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournment thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Election of Directors. Nominees:

Gerard N. Burrow, Joan G. Cooney, James G. Cullen, Philip M. Hawley, Clark H. Johnson, Ann D. Jordan, Arnold G. Langbo, Ralph S. Larsen, John S. Mayo, Thomas S. Murphy, Paul J. Rizzo, Maxine F. Singer,
Roger B. Smith, Robert N. Wilson.

                          (change of address/comments)

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------
              (If you have written in the above space, please mark the
               corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE


                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR proposals 1 and 2.
                                        FOR   WITHHELD
1. Election of Directors (see reverse)  [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                             FOR   AGAINST   ABSTAIN
2. Ratification of Coopers and Lybrand,      [ ]     [ ]       [ ]
    L.L.P. as independent auditors

The Board of Directors recommends a vote AGAINST proposal 3.

                                             FOR   AGAINST   ABSTAIN
3. Proposal on Maquiladora Operations.       [ ]     [ ]       [ ]


Change of Address/Comments on Reverse Side   [ ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------

SIGNATURE(S) ____________________________________________ DATE ________________

               PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY
                        IN THE ENCLOSED REPLY ENVELOPE.

                               JOHNSON & JOHNSON

                            The Signature of Quality